Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Paul Feeney
Executive Vice President
and Chief Financial Officer
AEP Industries
(201) 807-2330
feeneyp@aepinc.com

AEP Industries Inc. and Third Point LLC Announce Stock Repurchase Agreement

AEP Industries Inc. Announces Separate $15 Million Stock Repurchase Program

SOUTH HACKENSACK, N.J. and NEW YORK, N.Y., August 1, 2006.  AEP Industries Inc. (Nasdaq: AEPI, the “Company”) and Third Point LLC (“Third Point”) today announced they have entered into an agreement whereby the Company will repurchase 850,000 of its common shares from investment funds affiliated with Third Point in a privately negotiated transaction at $36 per share for a total purchase price of $30.6 million.  The price per share represents a discount of 19.4% to yesterday’s closing price of the Company’s common stock.

Brendan Barba, Chairman and Chief Executive Officer of the Company, commented, “This transaction enables us to make attractive use of our capital to acquire a meaningful block of Company shares at a favorable price.  The repurchase should be immediately accretive to earnings per share.”

The repurchase, which is expected to close in the next several days, will reduce Third Point’s beneficial ownership of the Company’s common stock from approximately 23% to approximately 15%.  Pursuant to the purchase agreement, Third Point and its affiliates will be bound by a two-year standstill provision and their rights to appoint up to two members of the Board of Directors of the Company will terminate.  Under a previous agreement with the Company, Third Point has requested that the Company register its remaining shares.  The Company will take immediate steps to comply with this request.

Authorization of Stock Repurchase Program

The Company separately announced that its Board of Directors has authorized a stock repurchase program under which the Company may purchase up to $15 million of its common stock.  Repurchases would be made in the open market, in privately negotiated transactions or by other means, from time to time, subject to market conditions, applicable legal requirements and other factors.  The program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets.  The Company has operations in three countries in North America and Europe.

Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities

Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance, fluctuations in exchange rates and conditions of markets.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (the “SEC”) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.